As filed with the Securities and Exchange Commission on December 19, 1996

                                                 Registration No. 333-

==========================================================================
==========================================================================

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                              ---------
                               FORM S-3
                        REGISTRATION STATEMENT
                                UNDER
                      THE SECURITIES ACT OF 1933
                              ---------
                      Comverse Technology, Inc.
        (Exact name of registrant as specified in its charter)

     New York                                     13-3238402
(State or other jurisdiction of                (I.R.S. Employer
incorporation or organization)                Identification No.)

                       170 Crossways Park Drive
                       Woodbury, New York 11797
                            (516) 677-7200
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Kobi Alexander
     President, Chairman of the Board and Chief Executive Officer
                       Comverse Technology, Inc.
                       170 Crossways Park Drive
                       Woodbury, New York 11797
                            (516) 677-7200
           (Name, address, including zip code, and telephone
          number, including area code, of agent for service)

                               Copy to:
                        William F. Sorin, Esq.
                            823 Park Avenue
                          New York, NY 10021
                            (212) 249-0732
                              ---------

     Approximate date of commencement of proposed sale to public: At such time or times after the Registration Statement becomes effective as the Selling Holders may determine.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                    CALCULATION OF REGISTRATION FEE
======================================================================
                                  Proposed
  Title of                         Maximum       Proposed
Each Class                        Offering        Maximum      Amount
Securities          Amount to       Price         Aggregate       of
  to be                be            Per          Offering    Registration
 Registered         Registered   Debenture(1)      Price(1)      Fee


----------------------------------------------------------------------
5 3/4%             $41,450,000      100%         $41,450,000   $12,561
Convertible
Subordinated
Debentures
due 2006
----------------------------------------------------------------------
Common Stock,      906,010           --               --           --
$.10 par value     shares(2)
======================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) under the Securities Act of 1933.

(2) Such number represents the number of shares of Common Stock as are initially issuable upon conversion of the 5 3/4% Convertible
    Subordinated Debentures due 2006 registered hereby.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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======================================================================

                       COMVERSE TECHNOLOGY, INC.

                               FORM S-3
                         CROSS-REFERENCE SHEET


Item Number and Caption                Heading in Prospectus

1.  Forepart of the Registration
    Statement and Outside Front Cover
    Page of Prospectus................ Registration Statement Cover;
                                       Outside Front Cover Page of
                                       Prospectus

2.  Inside Front and Outside Back
    Cover Pages Of Prospectus......... Inside Front and Outside Back
                                       Cover Pages of Prospectus;
                                       Available Information

3.  Summary Information; Risk Factors
    and Ratio of Earnings to Fixed
    Charges........................... Summary; Risk Factors; Ratio of
                                       Earnings to Fixed Charges

4.  Use of Proceeds................... Use of Proceeds

5.  Determination of Offering Price... Inapplicable

6.  Dilution.......................... Inapplicable

7.  Selling Security Holders.......... Selling Holders

8.  Plan of Distribution.............. Registration Statement Cover
                                       Page; Selling Holders; Plan of
                                       Distribution

9.  Description of Securities to be
    Registered........................ Outside Front Cover Page of
                                       Prospectus; Description of
                                       Debentures; Description of
                                       Capital Stock; Certain United
                                       States Federal Income Tax
                                       Considerations

10. Interests of Named Experts and
    Counsel........................... Legal Matters; Experts

11. Material Changes.................. Recent Developments

12.  Incorporation of Certain
     Information by Reference......... Available Information; Documents
                                       Incorporated by Reference

13. Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities................... Inapplicable

PROSPECTUS
                              $41,450,000
                       COMVERSE TECHNOLOGY, INC.
          5 3/4% Convertible Subordinated Debentures due 2006
 initially convertible into 906,010 Shares of Common Stock, $.10 par value

     This Prospectus relates to the 5 3/4% Convertible Subordinated Debentures due 2006 (the "Debentures") of Comverse Technology, Inc. (the "Company") and the shares of the Company's Common Stock, $.10 par value ("Common Stock"), issuable upon conversion of the Debentures. The Debentures were issued and sold on October 4, 1996 and October 24, 1996 (the "Original Offering") in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by Lehman Brothers Inc., as the initial purchaser (the "Initial Purchaser") of the Debentures, to be "qualified institutional buyers" (as defined by Rule 144A under the Securities Act) or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or in transactions complying with the provisions of Regulation S under the Securities Act. The Debentures and the Common Stock issuable upon conversion thereof may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Holders") pursuant to this Prospectus and an accompanying supplement (a "Prospectus Supplement"), if required. The Registration Statement of which this Prospectus is a part has been filed with the Securities and Exchange Commission pursuant to a Registration Rights Agreement dated as of October 4, 1996 (the "Registration Rights Agreement") between the Company and the Initial Purchaser, entered into in connection with the Original Offering.

     The Debentures are convertible into shares of the Company's Common Stock on or after January 2, 1997 and prior to redemption or maturity, at a conversion price of $45 3/4 per share (equal to a conversion rate of 21.8579 shares per $1,000 principal amount of the Debentures), subject to adjustment under certain circumstances. The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "CMVT." On December 10, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $37 1/4 per share. Interest on the Debentures is payable semiannually in arrears on April 1 and October 1 of each year, commencing on April 1, 1997.

     The Debentures are unsecured general obligations of the Company and are subordinated in right of payment to all existing and future Senior Debt (as defined in the Indenture). The Debentures will be obligations exclusively of the Company and will be, in effect, subordinated to all existing and future obligations (including trade payables) of the Company's subsidiaries. As of September 30, 1996, the Company had no outstanding Senior Debt and the balance sheet liabilities of the Company's subsidiaries were approximately $40.7 million. See "Description of Debentures--Subordination." The Debentures will mature on October 1, 2006, and may be redeemed, at the option of the Company, in whole or in part, at any time on or after October 12, 1999 at the redemption prices set forth herein plus accrued interest. Each holder of Debentures will have the right to cause the Company to repurchase all of such holder's Debentures in the event the Common Stock is no longer publicly traded or in certain circumstances involving a Change of Control (as defined in the Indenture), payable in cash or, at the Company's option upon a Change of Control, in Common Stock.

     The Debentures and the Common Stock issuable upon conversion of the Debentures may be sold by the Selling Holders from time to time directly to purchasers or through underwriters, dealers or agents. See "Plan of Distribution." If required, the names of any such underwriters, dealers or agents involved in the sale of the Debentures and the Common Stock issuable upon conversion of the Debentures in respect of which this Prospectus is being delivered and the applicable underwriter's discount, dealer's purchaser price or agent's commission, if any, will be set forth in a Prospectus Supplement.

     The Selling Holders will receive all of the net proceeds from the sale of the Debentures and the Common Stock issuable upon conversion of the Debentures and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Debentures and the Common Stock issuable upon conversion of the Debentures. The Company is responsible for payment of all other expenses incident to the offer and sale of the Debentures and the Common Stock issuable upon conversion of the Debentures.

     The Selling Holders and any underwriters, dealers or agents which participate in the distribution of the Debentures and the Common Stock issuable upon conversion of the Debentures may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Debentures and the Common Stock issuable upon conversion of the Debentures purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

      Prospective investors should consider carefully the matters discussed under the caption "Risk Factors" on page 5.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


December 19, 1996

                         AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., as well as the regional offices of the Commission located at 500 West Madison Street, Chicago, Illinois, and Seven World Trade Center, New York, New York. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

    The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth or incorporated by referenced in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any documents referred to are not necessarily complete and, in each instance, are qualified in all respects by reference to the applicable documents filed with the Commission.


                  DOCUMENTS INCORPORATED BY REFERENCE

    The following documents previously filed with the Commission (File No. 0-15502) are hereby incorporated by reference into this
Prospectus: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995, (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, (iii) the Company's Current Report on Form 8-K, dated October 10, 1996 and (iv) the description of the Company's Common Stock contained in its registration statement on Form 8-A filed with the Commission on March 17, 1987, as amended. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing thereof.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom a copy of the Prospectus has been delivered, and who makes a written or oral request, a copy of any and all of the foregoing documents incorporated by reference in the Prospectus (other than exhibits unless such exhibits are specifically incorporated by reference into such documents). Requests should be submitted in writing or by telephone to Vice President, Corporate and Marketing Communications, Comverse Technology, Inc., at the Company's executive offices located at 170 Crossways Park Drive, Woodbury, NY 11797, telephone (516) 677-7200.


No person is authorized in connection with any offering made hereby to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Selling Holder or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance imply that there has been no change in the affairs of the Company since the date hereof.

                                SUMMARY

     The following summary does not purport to be complete and is qualified in its entirety by the more detailed information, including "Risk Factors" and consolidated financial statements, appearing elsewhere in this Prospectus or incorporated herein by reference. When used in this Prospectus or incorporated herein by reference, the words "expects," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements. Such statements, which include statements contained in "Risk Factors," are subject to risks and uncertainties, including those set forth under "Risk Factors" and elsewhere in this Prospectus, that could cause actual results to differ materially from those projected. These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.


                              The Company

     Comverse Technology, Inc. (the "Company"), together with its subsidiaries, designs, develops, manufactures, markets and supports special purpose computer and telecommunications systems and software for multimedia communications and information processing applications. The Company's systems are used in a broad range of applications by fixed and wireless telephone network operators, government agencies, financial institutions and other public and commercial organizations worldwide. Through subsidiaries, the Company is also involved in the design and development of software for "advanced intelligent network" architecture and services and the manufacture of special purpose systems for telephone answering service bureaus.

     The Company was incorporated in New York in October 1984. The Company's principal executive offices are located at 170 Crossways Park Drive, Woodbury, New York 11797, and its telephone number is
(516) 677-7200.


                             The Offering

Securities Offered....  $41,450,000 aggregate principal amount of 5 3/4%
                        Convertible Subordinated Debentures due 2006
                        (the "Debentures"). This Prospectus also relates to 906,010 shares of Common Stock issuable upon conversion of such Debentures.
                        The $115,000,000 aggregate principal amount of Debentures outstanding as of the date of this Prospectus is initially convertible into 2,513,661 shares of Common Stock.

Maturity..............  October 1, 2006.

Interest Payment Dates. April 1 and October 1, commencing April 1,
                        1997. The initial interest payment on April 1, 1997 will include accrued interest from October 4, 1996.

Interest Rate.........  5 3/4% per annum.

Conversion............  The Debentures are convertible at any time on or after January 2, 1997 through maturity, unless previously redeemed, into shares of Common Stock at a conversion price of $45 3/4per share (equal to a conversion rate of 21.8579 shares per $1,000 principal amount of Debentures), subject to adjustment under certain circumstances. See "Description of Debentures--Conversion Rights."

Optional Redemption...  The Debentures are redeemable at the option of the Company, in whole or in part, at any time on or after October 12, 1999, at the redemption prices set forth herein, plus accrued interest to the redemption date. The Company will therefore be required to make six interest payments before being able to redeem any Debentures.

                        The Debentures are not entitled to the benefit of any sinking fund. See "Description of Debentures--Optional Redemption by the Company."

Repurchase Right......  Each holder of Debentures shall have the right to cause the Company to repurchase all of such holder's Debentures at 100% of their principal amount plus accrued interest in the event the Common Stock is no longer publicly traded or in certain circumstances involving a Change of Control (as defined in the Indenture). The repurchase price is payable in cash or, at the Company's option upon a Change of Control but subject to the satisfaction of certain conditions, in Common Stock (valued at 95% of the average closing prices for the five consecutive trading days ending on and including the third trading day prior to the repurchase date). See "Description of Debentures--Repurchase at Option of Holders."

Subordination.........  The Debentures are unsecured general obligations of the Company and are subordinated in right of payment to all existing and future Senior Debt (as defined in the Indenture). The Debentures will be obligations exclusively of the Company and will be, in effect, subordinated to all existing and future obligations (including trade payables) of the Company's subsidiaries. As of September 30, 1996, the Company had no outstanding Senior Debt and the balance sheet liabilities of the Company's subsidiaries were approximately $40.7 million. See "Risk Factors--Subordination of the Debentures" and "--Subsidiary Operations" and "Description of Debentures--Subordination."

Use of Proceeds.......  The Company will not receive any proceeds from the sale by the Selling Holders of the
                        Debentures and the Common Stock issuable upon conversion of the Debentures. See "Use of Proceeds."

                             RISK FACTORS

     In evaluating the Company's business, prospective investors should carefully consider the following risk factors in addition to the other information presented in this Prospectus.

Subordination of the Debentures

     The Debentures are contractually subordinated in right of payment to Senior Debt. The Indenture does not limit the creation of additional Senior Debt (or any other indebtedness) of the Company or any of its subsidiaries, and the incurrence of significant amounts of additional indebtedness could have an adverse impact on the Company's ability to service its debt, including the Debentures. By reason of such subordination provisions, in the event of insolvency, funds which would otherwise be payable to the holders of the Debentures will be paid to the holders of Senior Debt to the extent necessary to pay Senior Debt in full. As a result of these payments, general creditors of the Company may recover less, ratably, than holders of Senior Debt and such general creditors may recover more, ratably, than holders of Debentures or other subordinated indebtedness of the Company. In addition, the holders of Senior Debt have the right, under certain circumstances, to restrict or prohibit the Company from making payments on the Debentures, whether pursuant to regularly scheduled interest payments or cash payments upon maturity, conversion, repurchase upon a Designated Event (as defined in the Indenture) or otherwise, or redemption. See "Description of the Debentures--Subordination."

Competition; Technological Change

     The markets for the Company's products are highly competitive and there are many competing products offering a broad range of features and capacities. Many of the Company's present and potential competitors are considerably larger than the Company, are more established, have a larger installed base of customers and have greater financial, technical, marketing and other resources. The industries in which the Company competes are characterized by rapid technological change, and future technological developments could render the Company's products uneconomical or obsolete. The Company's success will depend, to a considerable extent, upon its ability to continue to develop competitive products through research and development efforts.

     The voice processing and message management industry has experienced a continuing evolution of product offerings and alternatives for delivery of services. These trends have affected and may be expected to have a significant continuing influence on conditions in the industry, although the impact on the industry generally and on the Company's position in the industry cannot be predicted with assurance. Rapid and significant change in the industry makes planning decisions more difficult and increases the risk inherent in the planning process.

     The market for telecommunications monitoring systems is also in a period of significant transition. Budgetary constraints, uncertainties resulting from the introduction of new technologies in the telecommunications industry and shifts in the pattern of government expenditures resulting from geopolitical events have increased uncertainties in the market, resulting in certain instances in the attenuation of government procurement programs beyond their originally expected performance periods and an increased incidence of delay, cancellation or reduction of planned projects. Competitive conditions in this sector have also been affected by the increasing use by certain potential government customers of their own internal development resources rather than outside vendors to provide certain technical solutions, and by the efforts of government contractors, particularly developers and integrators of technology products, to redirect their marketing strategies and product plans in reaction to cut-backs in their traditional areas of focus, resulting in an increase in the number of competitors and the range of products offered in response to particular requests for proposals. The lack of predictability in the timing and scope of government procurements have similarly made planning decisions more difficult and have increased the associated risks.

Emphasis on Large System Installations

     The Company has historically derived a significant portion of its sales and operating profit from contracts for large system installations with customers in both the commercial and government sectors. While the growth of the Company's business has reduced its dependence on any specific customers, it continues to emphasize large capacity systems in its product development and marketing strategies. Contracts for large installations typically involve a lengthy and complex bidding and selection process, and the ability of the Company to obtain particular contracts is inherently difficult to predict. In addition, users of large-scale systems, such as telephone companies, typically require systems that provide an exceptionally high level of reliability. Such systems are typically more costly to design, build and support.

     Although the Company believes that opportunities for large installations will continue to grow in both its commercial and government markets, and the Company intends to continue to expand its research and development, manufacturing, sales and marketing and product support capabilities in anticipation of such growth, such growth may in fact not take place. In addition, the timing and scope of these opportunities and the pricing and margins associated with any eventual contract award are difficult to forecast, and may vary substantially from transaction to transaction. The Company's future operating results may accordingly exhibit a higher degree of volatility than the operating results of competitors that have adopted different strategies such as focusing on corporate voice messaging systems, and than the Company has experienced in prior periods. The degree of dependence by the Company on large orders, and the investment required to enable the Company to perform such orders, without assurance of continuing order flow from the same customers and predictability of gross margins on any future orders, increase the risk associated with its business.

Acquisitions and Management of Growth

     The Company is experiencing rapid growth and is planning significant growth both through internal expansion and acquisitions. The Company regularly examines opportunities to acquire additional companies, businesses, technologies or product lines. Although the Company's management believes that acquisitions present potentially cost-effective opportunities for growth, they also present significant financial, operational and legal risks to the Company. In order to maintain and improve operating results, the Company's management will be required to manage growth and expansion effectively. As the Company continues to expand, it may become more difficult to manage geographically dispersed operations. In addition, there can be no assurance that the Company will be able to effectively and profitably integrate into the Company any operations that are acquired in the future or that any future acquisitions will not have a material adverse effect on the Company's operating results or on the market price of the Common Stock, particularly during the periods immediately following such acquisitions. The Company's failure to effectively manage growth, including growth resulting from acquisitions, could have a material adverse effect on the Company's results of operations and financial condition.

Cash Management and Investment Activities

     The Company maintains a portion of its assets in a variety of financial instruments, including government obligations, commercial paper, bank time deposits, money-market accounts and common and preferred stocks, both for purposes of cash management and, to some extent, as strategic and portfolio investments. Such activities subject the Company to the risks inherent in the capital markets generally, and to the performance of other businesses over which its has no direct control. In 1994, the Company organized a wholly owned subsidiary through which it has made several investments in early-stage technology ventures and other private and publicly-traded companies, primarily in Israel. The Company has recently held discussions with a substantial financial concern regarding the expansion of these activities through joint participation in early-stage technology ventures, primarily in Israel. Subject to the favorable outcome of these discussions and related conditions, the Company has earmarked up to $15 million for this joint participation, to be invested periodically as appropriate opportunities are identified. The Company believes that its investments enable it to participate in technology innovation opportunities in areas of interest to it without having to dedicate the capital and management resources that would be necessary for comparable internal research and development efforts, to initiate relationships that may result in eventual expansion of its product and marketing positions and potential acquisition opportunities, and to leverage its technological expertise and established relationships in the technology, business and financial communities to identify and participate in special opportunities. Investments in early-stage technology ventures, however, are subject to a number of risks due to, among other things, the limited operating history of such ventures and the frequent illiquidity of such investments. While the Company does not regard its portfolio and strategic investment activities as a primary element of its overall business plan, it expects to continue to allocate some of its liquid assets, comprising a portion of funds not required for working capital or acquisition plans, for these purposes and, in particular, to increase its holdings in Israeli technology companies as part of its long-term growth strategy. Given the magnitude of the Company's liquid assets relative to its overall size, the results of its operations in the future may, to a greater degree than in the past, be affected by the results of the Company's capital management and investment activities and the risks associated with those activities.

Substantial Leverage

     The Company has a significant amount of indebtedness outstanding. As of September 30, 1996, after giving effect to the sale of the Debentures and the application of the net proceeds thereof, the Company's total consolidated long-term indebtedness would have been approximately $175.5 million. The degree to which the Company is leveraged could have important consequences to holders of the Debentures, including that (i) the ability of the Company to obtain any necessary additional financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited, and if the Company is able to obtain such additional financing, the terms of such financing may not be favorable to the Company; (ii) a substantial portion of the Company's cash flow from operating activities must be dedicated to the payment of the principal of and interest on its outstanding indebtedness and will not be available for other purposes; (iii) the Company's level of indebtedness could limit its flexibility in operating, or reacting to changes in, its business; (iv) the Company is more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (v) the Company's high level of indebtedness could make it more vulnerable in the event of a downturn in its business.

Subsidiary Operations

     A majority of the Company's research and development and manufacturing operations are conducted through subsidiaries, as are certain of its marketing operations. All existing and future liabilities (including trade payables) of the Company's subsidiaries will be effectively senior in right of payment to the Debentures. The Indenture does not limit the amount of indebtedness the Company's subsidiaries may incur. The Company's ability to make required interest, principal, repurchase, cash conversion or redemption payments on the Debentures may be impaired as a result of the obligations of its subsidiaries.

     In addition, the Company is by contract limited in the amount of dividends it can receive from one of its significant subsidiaries to an annual amount not in excess of 75% of the net income of such subsidiary. In addition, because such subsidiary has received certain benefits under the laws relating to its status as an "Approved Enterprise" (as defined below), the payment of dividends to the Company may subject such subsidiary to certain Israeli taxes to which it would otherwise not be subject. The Company's Israeli subsidiaries are required under Israeli law to withhold for tax purposes, at a rate of up to 25%, cash dividends paid to foreign residents. Under the United States-Israel Tax Treaty, a 12.5% Israeli dividend withholding tax would apply to dividends paid to a U.S. corporation (such as the Company) that owns 10% or more of an Israeli company's voting stock for, in general, the current and preceding tax years of the Israeli company. Dividends on income derived from an "Approved Enterprise" are subject to a 15% dividend withholding tax. The Company has also granted options to certain of its officers to purchase equity in certain of its subsidiaries; if such options are exercised, the Company's participation in any future distributions by such subsidiaries will be reduced.

Operations in Israel; Reduced Government Subsidies

     A significant portion of the Company's research and development and manufacturing operations are located in the State of Israel and may be affected by regulatory, political, military and economic conditions in that country. The Company's historical operating results reflect substantial benefits from programs sponsored by the Israeli government for the support of research and development,as well as favorable tax rates available to "Approved Enterprises" in Israel. The Israeli government has indicated its intention to reexamine certain of its policies in these areas. It recently acted to increase, from between 2% and 3% of associated product sales to between 3% and 5% of associated product revenues (including service and other related revenues), the annual rate of royalties to be applied to repayment of benefits under the conditional grant program administered by the Office of the Chief Scientist of the Ministry of Industry and Trade, a program in which the Company has regularly participated and under which it continues to receive significant benefits through reimbursement of qualified research and development expenditures. The Company's repayment of amounts received under the program will be accelerated through these higher royalty rates until repayment is completed. The Israeli authorities have also indicated that this funding program may be further reduced in the future. The Israeli government has also shortened the period of the tax moratorium applicable to "Approved Enterprises" from four years to two years. Although this change does not affect the tax status any of the Company's current projects, it will apply to any future "Approved Enterprises" of the Company.

     If further changes in the law or government policies regarding those programs were to result in their termination or adverse modification, or if the Company were to become unable to participate in or take advantage of those programs, the cost to the Company of its operations in Israel would materially increase and there would be an adverse effect on the results of the Company's operations as a whole. To the extent the Company increases its activities outside the State of Israel, which could result from, among other things, future acquisitions, such increased activities will not be eligible for programs sponsored by the State of Israel. Accordingly, the effective cost to the Company of its future research and development activities in particular, and its operations in general, could significantly increase.

     In addition, because the development of several of the Company's products was financed under programs supported by the government of Israel, those products may not be manufactured, nor may the technology embodied in the products be transferred, outside of Israel without appropriate governmental approvals. Under recent regulations, such approval, if granted, may be conditioned, among other things, upon significantly higher royalty payments to the Israeli government.

     Although the Company's operations have not been adversely affected by political or military conditions in Israel, a disruption of the Company's normal operations in Israel due to political, military or other conditions would have a material adverse effect on the Company's business, financial condition and results from operations.

     Finally, general inflation in Israel and increases in the cost of attracting and retaining qualified scientific, engineering and technical personnel in Israel, where the demand for such personnel is growing rapidly with the expansion of high technology industries, has increased the Company's cost of operations in Israel. These increases have not been offset by proportional devaluations of the Israeli shekel relative to the U.S. dollar and, as a result, have had a negative impact on the Company's overall results of operations. Continued increases in the Company's shekel-denominated costs without corresponding devaluation would continue to have an adverse effect on the Company's operating results.

Dependence on Key Personnel; Stock Options

     The continuing success of the Company will depend, to a considerable extent, on the contributions of its senior management and key employees, many of whom would be difficult to replace, and on the Company's ability to attract and retain qualified employees in all areas of its business. Competition for such personnel is intense, particularly in the computer and telecommunications industries. In order to attract and retain talented and qualified personnel, and to provide incentives for their performance, the Company has emphasized the award of stock options as an important element of its compensation program, including, in the case of certain key management level personnel, options to purchase shares in certain of the Company's subsidiaries. If such options are exercised, the Company's participation in any future distributions by such subsidiaries will be reduced.

Increased Costs of Operations

     The Company has significantly increased its expenditures in all areas of its operations during recent periods, including the areas of research and development and marketing and sales, and the Company plans to significantly increase these expenditures during future periods.

     The short- and long-term competitiveness of the Company's product offerings and the Company's ability to take advantage of future growth opportunities in both the commercial and government sectors will depend upon its ability to enhance the range of features and capabilities of its existing product lines, develop new generations of its products and expand its marketing, sales and product support capabilities in a number of world markets. The failure of the Company to make such expenditures in sufficient amounts, or to realize benefit from such expenditures, could have a material adverse effect on the Company's business, financial condition and results from operations.

International Operations

     The Company currently derives a majority of its sales from customers outside of the United States. International transactions involve particular risks, including political decisions affecting tariffs and trade conditions, rapid and unforeseen changes in economic conditions in individual countries, turbulence in foreign currency and credit markets, and increased costs resulting from lack of proximity to the customer.

     Volatility in international currency exchange rates may also have a significant impact on the Company's operating results. Since the Company hedges the exchange rate risks associated with long-term contracts denominated in foreign currencies only to a limited extent, operating results can be affected by the impact of currency fluctuations as well as the cost of such hedging.

Risks of Government Business

     The Company derives a significant portion of its sales from the supply of systems under government contracts. Government contracts are, in general, subject to special risks, such as delays in funding; termination of contracts or subcontracts for the convenience of the government; termination, reduction or modification of contracts or subcontracts in the event of changes in the government's policies or as a result of budgetary constraints; obligations for performance guarantees and restrictions on the draw-down of funds subject to achievement of performance milestones; requirements to obtain and maintain security clearances for operating subsidiaries and key personnel; and increased or unexpected costs resulting in losses or reduced profits under fixed price contracts.

Patents and Proprietary Rights

     Although the Company uses what it believes to be customary and appropriate measures to protect its technology, these measures may not be successful, and competitors of the Company may be able to develop similar technology independently. The Company currently holds three U.S. patents, two of which apply to the integration of voice and image (facsimile) technologies utilized by the Company in certain of its products. The Company has filed other patent applications; however, no assurance can be given that patents will be issued on the basis of such applications or that, if patents are issued, the claims allowed will be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that any patents issued to the Company will not be challenged, invalidated or circumvented or that the rights granted under the patents will provide significant benefits to the Company.

     The Company and its customers from time to time receive communications from third parties, including some of the Company's competitors, alleging infringement by the Company of such parties' patent rights. Although such communications are common in the computer and telecommunications industries and the Company has in the past been able to obtain any necessary licenses on commercially reasonable terms, there can be no assurance that the Company would prevail in any litigation to enjoin the Company from selling certain of its products on the basis of such alleged infringement, or that the Company would be able to license any valid patents on reasonable terms.

Volatility of Share Price

     The trading price of the Company's shares may be affected by the factors noted above as well as prevailing economic and financial trends and conditions in the public securities markets. During recent periods, share prices of companies in technology and government contracting businesses, and particularly smaller and medium-sized publicly traded companies such as the Company, have exhibited a high degree of volatility. Shortfalls in revenues or earnings from the levels anticipated by the public markets could have an immediate and significant effect on the trading price of the Company's shares in any given period. Such shortfalls may result from events that are beyond the Company's immediate control, can be unpredictable and, since a significant proportion of the Company's sales during each fiscal quarter tend to occur in the latter stages of the quarter, may not be discernible until the end of a financial reporting period, which may contribute to the volatility of the trading value of its shares regardless of the Company's long-term prospects. The trading price of the Company's shares may also be affected by developments, including reported financial results and fluctuations in trading prices of the shares of other publicly-held companies in the voice processing industry, which may not have any direct relationship with the Company's business or prospects.

Absence of Public Market for the Debentures

     The Debentures were issued in October 1996 to a small number of institutional buyers. The Registration Statement of which this Prospectus forms a part was filed pursuant to the Registration Rights Agreement, which does not obligate the Company to keep the Registration Statement effective after October 24, 1999. Although the Debentures have been approved for trading in the Private Offerings, Resales and Trading through Automated Linkages market, the Company does not intend to apply for listing of the Debentures on any securities exchange. Accordingly, there can be no assurance as to the development or liquidity of any market for the Debentures. If an active market for the Debentures fails to develop or be sustained, the trading price of such Debentures could be adversely affected.

Limitation on Repurchase of Debentures

     In the event the Common Stock is no longer publicly traded or in certain circumstances involving a Change of Control, each holder of Debentures may require the Company to repurchase all or a portion of such holder's Debentures. In such event, there can be no assurance that the Company would have sufficient financial resources or would be able to arrange financing to pay the repurchase price. The Company's ability to repurchase the Debentures in such event may be limited by law, the Indenture and by the terms of the other agreements relating to borrowings that constitute Senior Debt, as such indebtedness or agreements may be entered into, replaced, supplemented or amended from time to time. The Company may be required to refinance Senior Debt in order to make any such payment. The Company may not have the financial ability to repurchase the Debentures in the event payment of Senior Debt is accelerated. See "Description of Debentures--Repurchase at Option of Holders."


                          RECENT DEVELOPMENTS

     On November 2, 1996, the Company called its 5 1/4% Convertible Subordinated Debentures due 2003 (the "5 1/4% Debentures") for redemption on December 5, 1996. The 5 1/4% Debentures called for redemption were convertible into the Company's Common Stock at the option of the holder until November 25, 1996. On or before such date, all of the then outstanding 5 1/4% Debentures, in an aggregate principal amount of $57,995,000, were converted into approximately 2,993,290 shares of Common Stock.


                            USE OF PROCEEDS

     The Selling Holders will receive all of the net proceeds from the Debentures and the Common Stock sold pursuant to this Prospectus.


                  RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company for the five-year period ended December 31, 1995, and the nine-month period ended September 30, 1996.

                                                              Nine Months
                                                                 Ended
                          Year Ended December 31,            September 30,


                           1991    1992  1993  1994  1995        1996

Ratio of earnings to
  fixed charges.           4.8x   10.1x  13.8x  4.3x  5.4x       7.9x


     For purposes of computing the ratio of earnings to fixed charges
(i) earnings consist of consolidated income before income taxes plus fixed charges and (ii) fixed charges consist of interest expense and the portion of rent expense deemed by the Company to be representative of the interest component.

           PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is traded on the Nasdaq National
Market under the symbol "CMVT." The following table sets forth, for the periods indicated, the range of high and low closing sales prices for the Common Stock, as reported by Nasdaq.

                                                Low    High
        1994
           First Quarter.....................  $8.00  $15.63
           Second Quarter....................   8.25   10.50
           Third Quarter.....................   8.75   11.13
           Fourth Quarter....................   9.88   14.25

        1995
           First Quarter.....................  $11.00 $14.63
           Second Quarter....................   13.25  18.25
           Third Quarter.....................   17.14  23.38
           Fourth Quarter....................   19.94  25.69

        1996
           First Quarter.....................  $16.63 $25.13
           Second Quarter....................   23.38  31.19
           Third Quarter.....................   23.75  41.38
           Fourth Quarter (through December 10) 32.56  38.13

     On December 10, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $37.25. As of December 10, 1996, there were approximately 1,800 holders of record of the Common Stock.

     The Company has never declared or paid dividends on its capital stock and does not anticipate paying any dividends in the foreseeable future. The Company currently intends to retain its earnings, if any, to finance the development and growth of its business.

                       DESCRIPTION OF DEBENTURES

     The Debentures were issued under an indenture (the "Indenture") entered into between the Company and The Chase Manhattan Bank, as Trustee (the "Trustee"). A copy of the Indenture has been filed by the Company with the Commission. The Indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended. The following summaries of certain provisions of the Debentures and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debentures and the Indenture, including the definitions therein of certain terms that are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the form of Debenture which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference.

General

     The Debentures represent unsecured general obligations of the Company and are subordinate in right of payment to all existing and future Senior Debt of the Company, and convertible into Common Stock as described under "--Conversion Rights." The Debentures are limited to $115,000,000 aggregate principal amount, and will mature on October 1, 2006, unless earlier redeemed at the option of the Company or repurchased by the Company at the option of the holder upon the occurrence of a Designated Event (as defined).

     The Debentures will bear interest from October 4, 1996 at the rate of 5 3/4% per annum, payable semiannually on April 1 and October 1, commencing on April 1, 1997, to holders of record at the close of business on the preceding March 15 and September 15, respectively. Interest on Debentures represented by definitive certificates may, at the Company's option, be paid by check mailed to such holders, provided that a holder of Debentures with an aggregate principal amount in excess of $5,000,000 will be paid by wire transfer in immediately available funds at the election of such holder. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal will be payable, and the Debentures may be presented for conversion, registration of transfer and exchange, without service charge, at the office of the Company maintained by the Company for such purposes in New York, New York, which initially is the office or agency of the Trustee in New York, New York.

     The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of the Company or the incurrence of Senior Debt or other indebtedness. The Indenture contains no covenants or other provisions to afford protection to holders of Debentures in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "--Repurchase at Option of Holders" below.

Form, Denomination and Registration

     The Debentures were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

     Global Debenture; Book-Entry Form. Except as provided below, Debentures are evidenced by global Debentures (collectively, the "Global Debenture") which have been deposited with the Trustee as custodian for The Depository Trust Company, New York, New York ("DTC") and registered in the name of Cede & Co. ("Cede") as DTC's nominee. Except as set forth below, record ownership of the Global Debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     Persons may hold their interests in the Global Debenture directly through DTC if such Persons are participants in DTC, or indirectly through organizations which are participants in DTC (the "Participants"). Persons who are not Participants may beneficially own interests in the Global Debenture held by DTC only through Participants, including Euroclear and Cedel, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as nominee of DTC, is the registered owner of the Global Debenture, Cede for all purposes will be considered the sole holder of the Global Debenture. Except as provided below, owners of beneficial interests in the Global Debenture will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof.

     Payment of principal of and interest on the Global Debenture will be made to Cede, the nominee for DTC, as the registered owner of the Global Debenture by wire transfer of immediately available funds. None of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company has been informed by DTC that, with respect to any payment of principal of and interest on the Global Debenture, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the Debentures represented by the Global Debenture, as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in Debentures represented by the Global Debenture held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

     Holders who desire to convert their Debentures into Common Stock pursuant to the terms of the Debentures should contact their brokers or other Participants or Indirect Participants to obtain information on procedures, including proper forms and cut-off times, for submitting such requests.

     Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in Debentures represented by the Global Debenture to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Debentures (including, without limitation, the presentation of Debentures for conversion as described below) only at the direction of one or more Participants to whose account with DTC interests in the Global Debentures are credited and only in respect of the principal amount of the Debentures represented by the Global Debenture as to which such Participant or Participants has or have given such direction.

     DTC has advised the Company as follows: DTC is a limited purpose trust Company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Debenture among Participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Debentures to be issued in definitive form in exchange for the Global Debenture. None of the Company, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in the Global Debenture.

     Certificated Debentures. Holders may request that their Debenture be issued in certificated form, and may request at any time that their interest in a Global Debenture be exchanged for a Debenture in certificated form. Certificated Debentures may also be issued in exchange for Debentures represented by the Global Debenture if no successor depositary is appointed by the Company as set forth above under "--Global Debenture; Book-Entry Form" or in certain other circumstances set forth in the Indenture.

Conversion Rights

     The holders of Debentures will be entitled at any time on or after January 2, 1997 through the close of business on the final maturity date of the Debentures, subject to prior redemption or repurchase, to convert any Debentures or portions thereof (in denominations of $1,000 or integral multiples thereof) into Common Stock of the Company, initially at the conversion price set forth on the cover page of this Prospectus (equal to the conversion rate per share), subject to adjustment as described below. Except as described below, no adjustment will be made on conversion of any Debentures for interest accrued thereon or for dividends on any Common Stock issued.

     If Debentures are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such Debentures, other than Debentures called for redemption during such period, must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. No such payment will be required if the Company exercises its right to redeem such Debentures on a redemption date that is an interest payment date. The Company is not required to issue fractional shares of Common Stock upon conversion of Debentures and, in lieu thereof, will pay a cash adjustment based upon the market price of the Common Stock on the last business day prior to the date of conversion. In the case of Debentures called for redemption, conversion rights will expire at the close of business on the fifth business day preceding the date fixed for redemption, unless the Company defaults in payment of the redemption price.

     The right of conversion attaching to any Debenture may be exercised by the holder by delivering the Debenture at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date shall be the date on which the Debenture, the duly signed and completed notice of conversion and any funds that may be required as described in the preceding paragraph shall have been so delivered. A holder delivering a Debenture for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of Common Stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than the holder of the Debenture. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

     The initial conversion price is subject to adjustment in certain events, including (i) the issuance of Common Stock as a dividend or distribution on Common Stock of the Company; (ii) certain subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock at less than the current market price of the Common Stock; (iv) the dividend or other distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the third succeeding paragraph or paid exclusively in cash); (v) dividends or other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv)) to all holders of Common Stock to the extent that such distributions, combined together with
(A) all other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made plus (B) any cash and the fair market value of other consideration paid in respect of any tender offers by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of the Company's market capitalization (being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date for such distribution; and (vi) the purchase of Common Stock pursuant to a tender offer made by the Company or any of its subsidiaries to the extent that the same involves an aggregate consideration that, together with (x) any cash and the fair market value of any other consideration paid in any other tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding such tender offer in respect of which no adjustment has been made plus (y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of Common Stock within 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer. The Company is entitled, in lieu of making certain adjustments under clause (v) or (vi) above, to provide that, subject to satisfying certain conditions, upon conversion of the Debentures, the holders of the Debentures will receive, in addition to the Common Stock issuable upon conversion of such Debentures, the amount of such distribution referred to in clause (v) or (vi).

     The Indenture provides that if the Company implements a stockholders' rights plan, such plan must provide that upon conversion of the Debentures the holders will receive, in addition to the Common Stock issuable upon such conversion, such rights whether or not such rights have separated from the Common Stock at the time of such conversion.

     No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

     In the case of (i) any reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) or (ii) a consolidation, merger, or combination involving the Company or a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Debentures then outstanding will be entitled thereafter to convert such Debentures into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Debentures been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance (assuming, in a case in which the Company's stockholders may exercise rights of election, that a holder of Debentures would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and would have received per share the kind and amount received per share by a plurality of non-electing shares).

     In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the conversion price, the holders of Debentures may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain United States Federal Income Tax Considerations."

     The Company from time to time may, to the extent permitted by law, reduce the conversion price of the Debentures by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such decrease. See "Certain United States Federal Income Tax Considerations." The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Optional Redemption by the Company

     The Debentures are not redeemable at the option of the Company prior to October 12, 1999. At any time on or after that date the Debentures may be redeemed at the Company's option on at least 30 but not more than 60 days' notice, in whole or, from time to time, in part, at the following prices (expressed in percentages of the principal amount), together with accrued interest to, but excluding, the date fixed for redemption; provided that if a redemption date is an interest payment date, the semiannual payment of interest becoming due on such date shall be payable to the holder of record as of the relevant record date and the redemption price shall not include such interest payment.

     If redeemed during the 12-month period beginning October 1
(October 12 in the case of 1999):

           Year                                 Redemption Price
      1999.......................................     102%
      2000.......................................     101%
      2001 and thereafter........................     100%

     If fewer than all the Debentures are to be redeemed, the Trustee will select the Debentures to be redeemed in principal amounts of $1,000 or integral multiples thereof by lot or, in its discretion, on a pro rata basis. If any Debentures are to be redeemed in part only, a new Debenture or Debentures in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's Debentures is selected for partial redemption and such holder converts a portion of such Debentures, such converted portion shall be deemed to be taken from the portion selected for redemption.

     No sinking fund is provided for the Debentures.

Repurchase at Option of Holders

     The Indenture provides that if a Designated Event (as defined below) occurs, each Holder of Debentures shall have the right (the "Repurchase Right"), at the Holder's option, to require the Company to repurchase all of such Holder's Debentures, or any portion thereof that is an integral multiple of $1,000, on the date (the "Repurchase Date") fixed by the Company that is not less than 30 days or more than 45 calendar days after the date of the Company Notice (as defined below), for cash at a price equal to 100% of the principal amount of such Debentures to be repurchased (the "Repurchase Price"), together with accrued interest, if any, to the Repurchase Date.

     The Company may, at its option, upon a Designated Event which constitutes a Change of Control, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in Common Stock valued at 95% of the average of the closing prices of the Common Stock for the five consecutive trading days ending on and including the third trading day preceding the Repurchase Date. Such payment may not be made in Common Stock unless the Company satisfies certain conditions with respect to such payment as provided in the Indenture.

     Within 30 calendar days after the Company becomes aware of the occurrence of a Designated Event, the Company is obligated to mail to all Holders of record of Debentures a notice (the "Company Notice") of the occurrence of such Designated Event and of the Repurchase Right arising as a result thereof. The Company must deliver a copy of the Company Notice to the Trustee and cause a copy or a summary of such notice to be published in a newspaper of general circulation in The City of New York. To exercise the Repurchase Right, a Holder of Debentures must deliver on or before the Repurchase Date written notice to the Trustee of the Holder's exercise of such right, together with the Debentures with respect to which the right is being exercised, duly endorsed for transfer to the Company. Election of repurchase by a holder shall be revocable at any time prior to, but excluding, the Repurchase Date, by delivery of written notice to that effect to the Trustee prior to the close of business on the second business day prior to the Repurchase Date.

     "Designated Event" means a Change of Control (as defined below) or a Termination of Trading (as defined below).

     "Change of Control" means an event or series of events as a result of which (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of the Company ("Voting Stock"); (ii) the Company consolidates with or merges into any other corporation or conveys, transfers or leases all or substantially all of its assets to any person, or any other corporation merges into the Company, and in the case of any such transaction, the outstanding common stock of the Company is changed or exchanged into or for other assets or securities as a result, unless the stockholders of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction; or
(iii) at any time Continuing Directors (as defined below) do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation of the Company); provided, however, that a Change of Control shall not be deemed to have occurred if either (x) the closing price per share of the Common Stock for any five trading days within the period of ten consecutive trading days ending immediately before the Change of Control shall equal or exceed 105% of the conversion price of the Debentures in effect on each such trading day, or (y) at least 90% of the consideration (excluding cash payments for dissenting and fractional shares) in the transaction or transactions constituting the Change of Control consists of shares of common stock or securities convertible into common stock that are, or immediately upon issuance will be, listed on a national securities exchange or The Nasdaq Stock Market and as a result of the transaction or transactions such Debentures become convertible solely into such common stock.

     "Continuing Director" means at any date a member of the Company's Board of Directors (i) who was a member of such board on October 4, 1996 or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Company's Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election. (Under this definition, if the current Board of Directors of the Company were to approve a new director or directors and then resign, no Change of Control would occur even though the current Board of Directors would thereafter cease to be in office.)

     No quantitative or other established meaning has been given to the phrase "all or substantially all" (which appears in the definition of Change of Control) by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering such factors as the value of assets conveyed, the proportion of an entity's income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a Change of Control may have occurred (and, accordingly, as to whether or not the holders of Debentures will have the right to require the Company to repurchase their Debentures).

     A "Termination of Trading" shall have occurred if the Common
Stock (or other common stock into which the Debentures are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

     The right to require the Company to repurchase Debentures as a result of the occurrence of a Designated Event could create an event of default under Senior Debt as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. See "--Subordination." Failure of the Company to repurchase the Debentures when required could result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions.

     Certain leveraged transactions sponsored by the Company's management or an affiliate of the Company could constitute a Change of Control that would give rise to the repurchase right. The Indenture does not provide the Company's Board of Directors with the right to limit or waive the Repurchase Right in the event of any such leveraged transaction. Conversely, the Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control but that would increase the amount of Senior Debt (or other indebtedness) outstanding at such time. There are no restrictions in the Indenture or the Debentures on the creation of additional Senior Debt (or any other indebtedness) of the Company or any of its subsidiaries and the incurrence of significant amounts of additional indebtedness could have an adverse impact on the Company's ability to service its debt, including the Debentures. The Debentures are subordinate in right of payment to all existing and future Senior Debt as described under "--Subordination" below.

     The right to require the Company to repurchase Debentures as a result of a Designated Event could have the effect of delaying, deferring or preventing a Change of Control or other attempts to acquire control of the Company unless arrangements have been made to enable the Company to repurchase all of the Debentures at the Repurchase Date. Consequently, the right may render more difficult or discourage a merger, consolidation or tender offer (even if such transaction is supported by the Company's Board of Directors or is favorable to the stockholders), the assumption of control by a holder of a large block of the Company's shares and the removal of incumbent management.

     Rule 13e-4 under the Exchange Act, requires, among other things, the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the Debentures. The Company will comply with this rule and Rule 14e-1 to the extent applicable at that time and will not be in violation of the Indenture by reason of any act required by such rule or other applicable law.

Subordination

     The Debentures are subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt of the Company. The Indenture provides that in the event of any distribution of assets of the Company upon its dissolution, winding up, liquidation or reorganization, the holders of Senior Debt shall first be paid in full in cash in respect of principal of and premium, if any, and interest on all Senior Debt (including interest accruing after the commencement of any bankruptcy proceeding, regardless of whether such interest is an allowed claim in such proceeding) before any such payments are made on the Debentures. The Indenture further provides in the event that any default by the Company has occurred and is continuing in the payment of principal of or premium, if any, or interest on any Senior Debt, then no payment shall be made on account of principal of, premium, if any, or interest on the Debentures, including redemption, cash payment in lieu of conversion and repurchase payments, until all such payments due in respect of such Senior Debt have been paid in full. During the continuance of any event of default with respect to any Senior Debt, as such event of default is defined under any such Senior Debt or in any agreement pursuant to which any Senior Debt has been issued (other than a default in payment of the principal of or premium, if any, or interest on any Senior Debt), permitting the holders thereof to accelerate the maturity thereof, no payment may be made by the Company, directly or indirectly, with respect to principal of or premium, if any, or interest on the Debentures, including redemption, cash payment in lieu of conversion and repurchase payments, for 180 days following written notice to the Company, from any holder, representative or trustee under any agreement pursuant to which such Senior Debt may have been issued, that such an event of default has occurred and is continuing, unless such event of default has been cured or waived or such Senior Debt has been paid in full. However, if the maturity of such Senior Debt is accelerated, no payment may be made on the Debentures until such accelerated Senior Debt has been paid in full or such acceleration has been cured or waived.

     The term "Senior Debt" is defined in the Indenture as (a) any liability of the Company for borrowed money, or evidenced by an instrument for the payment of money, or incurred in connection with the acquisition of any property, services or assets (including securities), or relating to a capitalized lease obligation, (b) obligations under Exchange Rate Contracts or Interest Rate Protection Agreements, (c) any obligations of the Company to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance, and (d) any liability of another person of the type referred to in clauses (a), (b) or (c) which has been assumed or guaranteed by the Company; provided that Senior Debt does not include (i) indebtedness of the Company that by its terms is expressly pari passu with or subordinate in right of payment to the Debentures, (ii) any indebtedness or other obligations of the Company in respect of its 5 1/4% Convertible Subordinated Debentures due 2003,
(iii) accounts payable or any other indebtedness of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services or (iv) any liability for federal, state, local or other taxes owed or owing by the Company.

     At September 30, 1996, the Company had no outstanding Senior
Debt. There are no restrictions in the Indenture on the creation of Senior Debt or any other indebtedness.

     By reason of such subordination provisions, in the event of insolvency, funds which would otherwise be payable to the holders of Debentures will be paid to the holders of Senior Debt to the extent necessary to pay Senior Debt in full. As a result of these payments, general creditors or the Company may recover less, ratably, than holders of Senior Debt and such general creditors may recover more, ratably, than holders of Debentures or other subordinated indebtedness of the Company.

     The Debentures are obligations exclusively of the Company and are, in effect, subordinated to all future and existing obligations (including trade payables) of the Company's subsidiaries. A majority of the Company's research and development and manufacturing operations are conducted through subsidiaries, as are certain of its marketing and investing operations. The Indenture does not limit the amount of indebtedness the Company's subsidiaries may incur. The Company's ability to make required interest, principal, repurchase, cash conversion or redemption payments on the Debentures may be impaired as a result of the obligations of its subsidiaries. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures or to make any funds available therefor, whether by dividends, loans or other payments. Any right of the Company to receive assets of any of such subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the Debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. See "Risk Factors--Subsidiary Operations."

     At September 30, 1996, the Company's subsidiaries had aggregate balance sheet liabilities (which do not include guarantees and other contingent liabilities), which are structurally senior to the Debentures, of approximately $40.7 million. There are no restrictions in the Indenture on the creation of additional subsidiary obligations.

     The Company will be obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the Debentures. The Trustee's claims for such payments will be senior to those of holders of the Debentures in respect of all funds collected or held by the Trustee.

Events of Default

     An Event of Default will occur under the Indenture if (a) there shall be a failure to pay when due the principal of or premium, if any, on any of the Debentures at maturity, upon redemption or exercise of a Repurchase Right or otherwise whether or not such payment is prohibited by the subordination provisions of the Indenture; (b) there shall be a failure to pay an installment of interest on any of the Debentures for 30 days after the date when due whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) the Company shall fail to perform or observe any other term, covenant or agreement contained in the Debentures or the Indenture for a period of 60 days after written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Debentures then outstanding; (d) default shall have occurred under any agreements, indentures or instruments under which the Company has outstanding indebtedness in excess of $25,000,000 in the aggregate (but excluding any amounts owing under reimbursement or similar obligations to banks, sureties or other entities which have issued letters of credit, surety bonds, performance bonds or other guarantees relating to the performance by the Company or its subsidiaries of contractual obligations to customers, to the extent any demands made under any such reimbursement or similar obligation relates to a draw under the related letter of credit or other instrument which draw is being contested in good faith through appropriate proceedings) and, if not already matured in accordance with its terms, such indebtedness shall have been accelerated and such acceleration shall not have been rescinded or annulled within 30 days after notice thereof shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of outstanding Debentures, provided that if prior to the entry of judgment in favor of the Trustee, such default under such indenture or instrument shall be remedied or cured by the Company, or waived by the holders of such indebtedness, then the Event of Default under the Indenture shall be deemed likewise to have been remedied, cured or waived; or (e) certain events of bankruptcy, insolvency or reorganization with respect to the Company shall have occurred.

     The Indenture provides that the Trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the Debentures notice of all uncured defaults known to it, but the Trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the Debentures when due or in the payment of any redemption or repurchase obligation.

     If an Event of Default shall occur and be continuing (the default not having been cured or waived as provided below under "--Meetings, Modifications and Waiver" below), the Trustee or the holders of 25% in aggregate principal amount of the Debentures then outstanding may declare the Debentures due and payable at their principal amount together with accrued interest, and thereupon the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Debentures by appropriate judicial proceedings. Such declaration may be rescinded or annulled either with the written consent of the holders of a majority in aggregate principal amount of the Debentures then outstanding or a majority in aggregate principal amount of the Debentures represented at a meeting at which a quorum (as specified under "--Meetings, Modifications and Waiver" below) is present, in each case upon the conditions provided in the Indenture.

     The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the holders of Debentures before proceeding to exercise any right or power under the Indenture at the request of such holders. The Indenture provides that the holders of a majority in aggregate principal amount of the Debentures then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the Debentures then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

     The Company will be required to furnish annually to the Trustee a statement as to the fulfillment of its obligations under the Indenture.

Consolidation, Merger or Assumption

     The Company may, without the consent of the holders of Debentures, consolidate with, merge into, or transfer substantially all of its properties to any other corporation organized under the laws of the United States or any political subdivision thereof or therein, provided that (i) the successor corporation assumes all obligations of the Company under the Indenture and the Debentures,
(ii) at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have happened and be continuing and (iii) certain other conditions are met.

Meetings, Modifications and Waiver

     The Indenture contains provisions for convening meetings of the holders of Debentures to consider matters affecting their interests.


     The Indenture (including the terms and conditions of the Debentures) may be modified or amended by the Company and the Trustee, without the consent of the holder of any Debenture, for the purposes of, among other things (a) adding to the covenants of the Company for the benefit of the holders of Debentures; (b) surrendering any right or power conferred upon the Company; (c) providing for conversion rights of holders of Debentures in the event of consolidation, merger or sale of substantially all of the assets of the Company; (d) evidencing the succession of another corporation to the Company and the assumption by such successor of the covenants and obligations of the Company thereunder and in the Debentures as permitted by the Indenture; (e) reducing the conversion price, provided that such reduction will not adversely affect the interests of holders of Debentures in any material respect; (f) qualifying the Indenture under the Trust Indenture Act of 1939, as amended; or (g) curing any ambiguity or correcting or supplementing any defective provision contained in the Indenture or making any other provisions which the Company and the Trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of Debentures in any material respect.

     Modifications and amendments to the Indenture or to the terms and conditions of the Debentures may also be made, and past default by the Company may be waived, either (a) with the written consent of the holders of at least a majority in aggregate principal amount of the Debentures at the time outstanding or (b) by the adoption of a resolution at a meeting of holders by at least a majority in aggregate principal amount of the Debentures represented at such meeting. However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each Debenture so affected, (a) change the maturity of the principal of or any installment of interest on any such Debenture; (b) reduce the principal amount of, or any premium or interest on, any such Debenture; (c) change the currency of payment of such Debenture or interest thereon; (d) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debenture; (e) modify the obligations of the Company to maintain an office or agency in New York City; (f) except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the Repurchase Right or the conversion rights of holders of the Debentures; (g) modify the subordination provisions of the Debentures in a manner adverse to the holders of Debentures; (h) reduce the percentage in principal amount of Debentures outstanding necessary to modify or amend the Indenture or to waive any past default; or (i) reduce the percentage in aggregate principal amount of Debentures outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of Debentures at which a resolution is adopted. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the Debentures at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

Governing Law

     The Indenture and the Debentures will be governed by and construed in accordance with the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.


                     DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.10 per share, and 2,500,000 shares of preferred stock, par value $.01 share ("Preferred Stock"). As of September 30, 1996, there were issued and outstanding 21,622,730 shares of Common Stock. As of September 30, 1996, an additional 3,093,757 shares were reserved for issuance pursuant to outstanding options. 2,513,661 shares have been reserved for issuance pursuant to the Debentures. 3,096,774 shares were issued in October and November 1996 upon conversion of the outstanding 5 1/4% Debentures. No shares of Preferred Stock have been issued to date.

     All outstanding shares of Common Stock are fully paid and nonassessable. Holders of Common Stock have no preemptive, redemption or conversion rights, and are entitled to one vote for each share held on each matter submitted to a vote of shareholders. Cumulative voting for the election of directors is not permitted. Holders of the Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, subject to the rights and preferences of the holders of any Preferred Stock. On liquidation of the Company, after payment of all indebtedness and the liquidation preference to holders of any Preferred Stock, the assets of the Company will be distributed pro rata to the holders of the Common Stock.

     The Company may issue the Preferred Stock in one or more series. The Board of Directors is authorized to determine, with respect to each series of Preferred Stock which may be issued, the powers, designations, preferences, and rights of the shares of such series and the qualifications, limitations, or restrictions thereof, including any dividend rate, redemption rights, liquidation preferences, sinking fund terms, conversion rights, voting rights and any other preferences or special rights and qualifications. The effects of any issuance of the Preferred Stock upon the rights of holders of the Common Stock depends upon the respective powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of one or more series of Preferred Stock as determined by the Board of Directors. Such effects might include dilution of the voting power of the Common Stock, the subordination of the rights of holders of Common Stock to share in the Corporation's assets upon liquidation, and reduction of the amount otherwise available for payment of dividends on Common Stock.

     American Stock Transfer & Trust Company, New York, New York, serves as the transfer agent and registrar for the Common Stock.

           CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a discussion of certain anticipated U.S. federal income tax consequences of the purchase, ownership and disposition of the Debentures (or Common Stock of the Company acquired upon conversion of a Debenture) as of the date hereof. It deals only with Debentures held as capital assets by initial holders, and does not deal with special situations including those that may apply to a particular holder such as exempt organizations, dealers in securities, financial institutions, insurance companies and holders whose "functional currency" is not the U.S. dollar. The federal income tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended (the "Code") and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (possibly retroactively) so as to result in federal income tax consequences different from those discussed below. As used herein, the term "U.S. Holder" means a beneficial owner of a Debenture (or Common Stock of the Company acquired upon conversion of a Debenture) that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Debenture (or Common Stock of the Company acquired upon conversion of a Debenture) that is not a U.S. Holder. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE DEBENTURES OR COMMON STOCK OF THE COMPANY, INCLUDING THE TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN LAWS.

U.S. Holders

     A U.S. Holder will not recognize gain or loss upon conversion of the Debentures solely into Common Stock of the Company or a repurchase for Common Stock of a Debenture pursuant to exercise of the Repurchase Right (except with respect to any amounts attributable to accrued and unpaid interest on the Debentures, which will be treated as interest for federal income tax purposes, and except with respect to cash received in lieu of fractional shares). The U.S. Holder's basis in the Common Stock received on conversion or repurchase of a Debenture for Common Stock pursuant to the Repurchase Right will be the same as the U.S. Holder's adjusted tax basis in the Debentures at the time of conversion, and the holding period for the Common Stock received on conversion will include the holding period of the Debentures that were converted.

     A U.S. Holder generally will recognize gain or loss upon the sale, redemption (including a repurchase for cash pursuant to the Repurchase Right) or other taxable disposition of the Debentures in an amount equal to the difference between the U.S. Holder's adjusted tax basis in the Debenture and the amount received therefor (other than amounts attributable to accrued and unpaid interest on the Debentures, which will be treated as interest for federal income tax purposes). Such gain or loss generally will be long-term capital gain or loss if the Debentures were held for more than one year.

     The Conversion Price of the Debentures is subject to adjustment under certain circumstances. Under Section 305 of the Code and the Treasury Regulations issued thereunder, adjustments or the failure to make such adjustments to the Conversion Price of the Debentures may result in a taxable constructive distribution to the U.S. Holders of Debentures, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current and accumulated earnings and profits if, and to the extent that, certain adjustments in the Conversion Price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of Common Stock of the Company) increase the proportionate interest of a U.S. Holder of a Debenture convertible into fully diluted Common Stock, whether or not the U.S. Holders ever convert the Debentures. Generally, a U.S. Holder's tax basis in a Debenture will be increased by the amount of any such constructive dividend. Moreover, if there is not a full adjustment to the Conversion Price of the Debentures to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Common Stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the Common Stock generally will be treated as a distribution to such holders, taxable as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current earnings and profits for the taxable year to which the constructive distribution relates and/or accumulated earnings and profits at the time of such constructive distribution.

Non-U.S. Holders

     Under present United States federal income and estate tax law, assuming certain certification requirements are met (which include identification of the beneficial owner of a Debenture), and subject to the discussion of backup withholding below:

     (a) Payments of interest on a Debenture to any Non-U.S. Holder will generally not be subject to United States federal income or withholding tax, provided that (1) the holder is not (i) a direct or indirect owner of 10% or more of the total voting power of all voting stock of the Company, (ii) a controlled foreign corporation related to the Company or (iii) a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, (2) such interest payments are not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder ("Effectively Connected") and (3) the holder of the Debentures certifies, under penalties of perjury, as to its status as a Non-U.S. Holder and provides its name and address.

     (b) A Non-U.S. Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption (including a repurchase for cash pursuant to the Repurchase Right) or other disposition of a Debenture or Common Stock (including the receipt of cash in lieu of fractional shares upon conversion of a Debenture into Common Stock) unless (1) the gain is Effectively Connected, (2) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Debenture or Common Stock as a capital asset, such holder is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met, (3) the Company was, is or becomes a "United States real property holding corporation" for United States federal income tax purposes and certain other requirements are met or (4) in the case of a Non-U.S. Holder who currently is a nonresident alien, but formerly was a U.S. citizen or, in certain circumstances, a resident alien, and certain other requirements are met.

     (c) If interest on a Debenture is exempt from withholding of United States federal income tax under the rules described in clause
(a) above, the Debenture will generally not be included in the estate of a deceased Non-U.S. Holder for United States federal estate tax purposes.

     (d) A Non-U.S. Holder will generally not be subject to United States federal income tax on the conversion of a Debenture solely into Common Stock of the Company or a repurchase for Common Stock of a Debenture pursuant to exercise of the Repurchase Right (except as described in clause (b) above with respect to the receipt of cash in lieu of fractional shares by certain holders upon conversion of a Debenture, or as described in clause (a) above with respect to any amounts attributable to accrued and unpaid interest on the Debentures).

     (e) Dividends paid on Common Stock of the Company to a Non-U.S. Holder will generally be subject to withholding of United States federal income tax at the rate of 30% (or a lower rate prescribed by an applicable treaty), unless such dividends are Effectively
Connected.

     (f) Common Stock of the Company owned by an individual who is neither a citizen nor a resident (as defined for United States federal estate tax purposes) of the United States at the date of death will generally be included in such individual's estate for United States federal estate tax purposes.

     Income (including interest on a Debenture and dividends on Common Stock of the Company as the case may be) and capital gain on the sale or other taxable disposition of a Debenture or Common Stock that is Effectively Connected generally will not be subject to withholding (provided that the holder provides proper certification that the income is Effectively Connected), but may be subject to United States federal income tax at rates applicable to U.S. citizens, resident aliens and U.S. corporations (and, in the case of corporate holders, such income and gain may also be subject to the United States branch profits tax which is generally imposed on a foreign corporation on the repatriation from the United States of earnings and profits that are Effectively Connected).

     An applicable income tax treaty may, however, change these rules. A Non-U.S. Holder may be required to satisfy certain certification and other requirements in order to claim treaty benefits or otherwise obtain any reduction of or exemption from United States federal income or withholding tax under the foregoing rules.

Backup Withholding and Information Reporting

     The Company or its designated paying agent (the "payer") will, where required, report to holders of Debentures (or Common Stock) and the Internal Revenue Service the amount of any interest paid on the Debentures (or dividends paid with respect to the Common Stock or other reportable payments) in each calendar year and the amount of tax, if any, withheld with respect to such payments. The information may also be made available to the tax authorities of the country in which a Non-U.S. Holder resides.

     Under current United States federal income tax law, a 31% backup withholding tax is required with respect to certain interest, dividends and principal payments made to, and to the proceeds of sales before maturity by, certain U.S. Holders if such persons fail to furnish their taxpayer identification numbers and other information.

     Interest payments on a Debenture to a Non-U.S. Holder will not be subject to information reporting requirements and backup withholding tax if either the requisite certification, as described above, has been received or an exemption has otherwise been established, provided that the payor does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied.

     Payment by or through a United States office of a broker of the proceeds on disposition of a Debenture or Common Stock will be subject to both backup withholding tax and information reporting requirements, unless the Non-U.S. Holder certifies under penalties of perjury as to its name, address and status as a Non-U.S. Holder or otherwise establishes an exemption. Information reporting requirements (but not backup withholding tax) will also apply to a payment of the proceeds on disposition of a Debenture or Common Stock by or through a foreign office of a United States broker, or foreign brokers with certain relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met or the holder otherwise establishes an exemption.

     Information reporting requirements and backup withholding tax will generally not apply to dividends paid on Common Stock of the Company to a Non-U.S. Holder at an address outside the United States, unless the payor has knowledge that the holder is a U.S. Holder. Dividends paid to a Non-U.S. Holder at an address within the United States may be subject to backup withholding tax if the Non-U.S. Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payor.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

     These backup withholding and information reporting rules are under review by the United States Treasury, and their application to the Debentures and the Common Stock could be changed in the future.

     THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE DEBENTURES AND THE COMMON STOCK OF THE COMPANY, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                         ERISA CONSIDERATIONS

     The United States Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code set forth certain restrictions on (a) employee benefit plans (as defined in section 3(3) of ERISA),
(b) plans described in Section 4975(e)(1) of the Code, including individual retirement accounts and Keogh plans, (c) any entity whose underlying assets include plan assets by reason of a plans's investment in such entity (each of (a), (b) and (c) hereinafter referred to as a "Plan" or "Benefit Plan") and (d) persons who have certain specified relationships to such Plans ("Parties in Interest" under ERISA and "Disqualified Persons" under the Code). The Company will be a Party in Interest and Disqualified Person with respect to each Plan covering its employees or the employees of its subsidiaries or affiliates.

     ERISA imposes specific requirements on fiduciaries of Benefit Plans subject to ERISA, namely, that they make prudent investments, that they diversify investments, and that they make investments in accordance with the Benefit Plan documents and in the best interests of participants and their beneficiaries. In accordance with these general fiduciary standards, before investing in the Debentures or converting the Debentures to shares of the Company's Common Stock, a Benefit Plan fiduciary should determine whether such an investment or conversion is permitted under the governing Plan instruments and is appropriate for the Benefit Plan in view of its overall investment policy and the composition and diversification of its portfolio.

     In addition to imposing fiduciary requirements, ERISA prohibits a Party in Interest under ERISA and a Disqualified Person under the Code from engaging in certain transactions with respect to Benefit Plans or their assets ("Prohibited Transactions"). A violation of these Prohibited Transaction rules may result in a breach of fiduciary duty under ERISA and/or the imposition of an excise tax or other penalties and liabilities under ERISA and/or the Code for such persons. If the Company, the Initial Purchaser or any of their respective affiliates were a Party in Interest or a Disqualified Person with respect to a Benefit Plan, a Prohibited Transaction could occur upon (i) the subscription for, acquisition or holding of the Debentures by a Benefit Plan or (ii) the conversion of the Debentures by a Benefit Plan into shares of the Company's Common Stock.

     However, both ERISA and the Code provide for certain statutory and administrative exemptions from the Prohibited Transaction rules which could apply in this case. Further, the U.S. Department of Labor has issued a number of class exemptions that may apply to otherwise Prohibited Transactions arising from the acquisition or holding of Debentures, including: Class Exemption 75-1 (Transactions Involving Employee Benefit Plans and Certain Broker-Dealers, Reporting Dealers and Banks), Class Exemption 84-14 (Plan Asset Transactions Determined by Independent Qualified Professional Asset Managers), Class Exemption 90-1 (Acquisition or Holding of Employer Securities or Real Property by Insurance Company Pooled Separate Accounts), Class Exemption 91-38 (Transactions Involving Bank Collective Investment Funds), Class Exemption 95-60 (Transactions Involving Insurance Company General Accounts) and Class Exemption 96-23 (Transactions Involving In-House Asset Managers). The availability of each of these statutory, administrative and class exemptions is subject to a number of important conditions which each Benefit Plan investor's fiduciary must consider in determining whether such exemption applies.

     Prior to making an investment in the Debentures, prospective Benefit Plan investors should consult with their legal advisers concerning the impact of ERISA and the Code and the potential consequences of such investment in light of their specific circumstances. Each Benefit Plan fiduciary must determine that the subscription for, acquisition and holding of the Debentures and any conversion of the Debentures into shares of the Company's Common Stock is consistent with its fiduciary duties under ERISA and does not result in the occurrence of a non-exempt Prohibited Transaction.

                            SELLING HOLDERS

     The Debentures were originally issued by the Company and sold by the Initial Purchaser, in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by the Initial Purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or in transactions complying with the provisions of Regulation S under the Securities Act. The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Debentures and Common Stock issued upon conversion of the Debentures.

     The following table sets forth information with respect to the Selling Holders and the respective principal amounts of Debentures and shares of Common Stock beneficially owned by each Selling Holder. Such information has been obtained from the Selling Holders. Except as otherwise disclosed herein, none of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Debentures or the Common Stock issuable upon conversion thereof pursuant to this Prospectus, no estimate can be given as to the amount of the Debentures or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures since the date on which they provided the information regarding their Debentures in transactions exempt from the registration requirements of the Securities Act.

                                        Principal Amount      Number of
                                          of Debentures       Shares of
                                      Beneficially Owned     Common Stock
                                         and Offered        Beneficially
Selling Holder                              Hereby            Owned(1)

AIM Charter Fund, a series of AIM
  Equity Funds, Inc. ............         $ 8,000,000           --
Lincoln National Life Insurance
  Company ........................          4,625,000           --
Toronto Dominion (New York) Inc. .          4,000,000           --
Paloma Securities L.L.C. ........           3,250,000           --
Ameritech Pension Plan ..........           3,000,000           --
Lincoln National Convertible
  Securities Fund................           2,505,000           --
Grace Brothers, Ltd. ............           2,400,000           --
The Northwestern Mutual Life
  Insurance Company .............           2,000,000           --
AIM Balanced Fund, a series of
  AIM Funds Group ...............           1,800,000           --
Delta Air Lines Master Trust ....           1,400,000           --
Class 1 C, L.P. .................           1,100,000           --
Arnhold and S. Bleichroeder, Inc.           1,000,000           --
The Dow Chemical Company
  Employees' Retirement Plan ....             790,000           --
Pacific Mutual Life Insurance
  Company .......................             750,000           --
Port Authority of Allegheny
  County Retirement and Disability
  Allowance Plan for the Employees
  Represented by Local 85 of the
  Amalgamated Transit Union .....             675,000           --
Champion International Corporation
  Master Retirement Trust .......             575,000           --
RJR Nabisco, Inc. Defined Benefit
  Master Trust ..................             560,000           --
Ingelsa Ltd. ....................             500,000           --
McMahan Securities Co. L.P. .....             500,000           --
Value Line Convertible Fund .....             500,000           --
Weirton Trust ...................             490,000           --

                                        Principal Amount      Number of
                                          of Debentures       Shares of
                                      Beneficially Owned     Common Stock
                                         and Offered        Beneficially
Selling Holder                              Hereby            Owned(1)

AIM V.I. Growth and Income Fund,
  a series of AIM Variable
  Insurance Funds, Inc. .........             400,000           --
The Sumitomo Trust & Banking Co.,
  Ltd. ..........................             400,000           --
United National Life Insurance
  Company .......................             130,000           --
Fiducie Desjardins ..............              65,000           --
Savings & Investment Trust ......              35,000           --
                                              -------           --

    Total........................         $41,450,000           --
                                          ===========           ==

-----------

(1) Excludes shares of Common Stock issuable upon conversion of Debentures.


                         PLAN OF DISTRIBUTION

     The Debentures and the Common Stock offered hereby may be sold from time to time to purchasers directly by the Selling Holders, pursuant to this Prospectus and an accompanying Prospectus Supplement, if required, or in transactions exempt from the registration requirements of the Securities Act. Alternatively, the Selling Holders may from time to time offer the Debentures and Common Stock to or through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of Debentures and Common Stock for whom they may act as agents. The Selling Holders and any underwriters, dealers or agents which participate in the distribution of Debentures and Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Debentures and Common Stock by them and any discounts, commissions, concessions or other compensation received by any such underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Debentures and the Common Stock issuable upon conversion thereof may be sold from time to time in one or more transactions (including short sales) at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Debentures and the Common Stock issuable upon conversion thereof may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Debentures or the Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Debentures or the Common Stock is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Debentures and Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     To comply with the securities laws of certain jurisdictions, if applicable, the Debentures and the Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Debentures and the Common Stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Debentures or the Common Stock may not simultaneously engage in market-making activities with respect to such securities for a period of two or nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, each Selling Holder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the securities by the Selling Holders or any such other person. All of the foregoing may affect the marketability of the Debentures and the Common Stock and brokers' and dealers' ability to engage in market-making activities with respect to these securities.

     Pursuant to the Registration Rights Agreement, all expenses of the registration of the Debentures and Common Stock will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Holders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.


                             LEGAL MATTERS

     Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for the Company by William F. Sorin, attorney-at-law, 823 Park Avenue, New York, New York 10021. Mr. Sorin is an officer and director of the Company and the beneficial owner of 25,000 shares of Common Stock issuable upon the exercise of stock options.


                                EXPERTS

     The consolidated financial statements of Comverse Technology, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 incorporated by reference herein and in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein and in the Registration Statement. Such financial statements are incorporated by reference herein and in the Registration Statement in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     No dealer, salesperson or any other            $41,450,000
person has been authorized to give any
information or to make any
representations other than those
contained in this Prospectus, and, if
given or made, such information or
representations must not be relied upon
as having been authorized by the
Company. This Prospectus does not
constitute an offer to sell, or a
solicitation of an offer to buy the                   COMVERSE
securities described herein by anyone in          TECHNOLOGY, INC.
any jurisdiction in which such offer or
solicitation is not authorized, or in            5-3/4% Convertible
which the person making the offer or            Subordinated Debentures
solicitation is not qualified to do so,               due 2006
or to any person to whom it is unlawful
to make such offer or solicitation.
Under no circumstances shall the
delivery of this Prospectus or any sale
made pursuant to this Prospectus create
any implication that the information
contained in this Prospectus is correct
as of any time subsequent to the date of this Prospectus.

              -------------


            TABLE OF CONTENTS

                                    Page

Available Information..........      2
Documents Incorporated by
  Reference....................      2
Summary........................      3               -----------------
Risk Factors...................      5
Recent Developments............     10                   PROSPECTUS
Use of Proceeds................     10               December 19, 1996
Ratio of Earnings to Fixed
  Charges......................     10               -----------------
Price Range of Common Stock and
   Dividend Policy.............     11
Description of Debentures......     12
Description of Capital Stock...     21
Certain United States Federal
  Income Tax Considerations....     22
ERISA Considerations...........     25
Selling Holders................     26
Plan of Distribution...........     27
Legal Matters..................     28
Experts........................     28

                                PART II
                INFORMATION-NOT-REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses to be paid by the Registrant in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee and the Nasdaq additional listing fee.

           SEC registration fee................   $12,561
           Nasdaq additional listing fee.......    17,500
           Legal fees andMexpenses.............     5,000
           Accounting fees and expenses........     1,000
           Miscellaneous expenses..............       939

              Total............................   $37,000
                                                  =======


Item 15.  Indemnification of Directors and Officers.

     The Company has included in its Certificate of Incorporation, pursuant to Section 402(b) of the Business Corporation Law of the State of New York (the "Business Corporation-Law"), a provision that no director of the Company shall be personally liable to the Company or its shareholders in damages for any breach of duty as a director, provided that such provision shall not be construed to eliminate or limit the liability of any directorPifTaSjudgment or other final adjudication adverse to himDestablishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, that he personally gained-in-fact-a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law.

     The By-Laws of the Company further provide that the Company shall indemnify its directors and officers, and shall advance their expenses in the defense of any action for which indemnification is sought, to the full extent permitted by the Business Corporation Law and when authorized by resolution of the shareholders or directors of the Company or any agreement providing for such indemnification or advancement of expenses, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to him established that his acts were committed in bad faith or were the result of active and deliberate dishonesty material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. The Company has entered into indemnity agreements with each of its directors and officers pursuant to the foregoing provisions of its By-Laws.


Item 16.  Exhibits.

      Exhibit No.           Description of Exhibit
      -----------           ----------------------

         4.1      Excerpts from Certificate of Incorporation of
                  Registrant (incorporated by reference to Exhibit 4(A) to the Registrant's Registration Statement on Form S-1, Registration No. 33-9147).

         4.2 Excerpts from Certificate of Amendment of Certificate of Incorporation of Registrant effective February 26, 1993 (incorporated by reference to Exhibit 4(A)(1) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-15502).

         4.3 Excerpts from Certificate of Amendment of Certificate of Incorporation of Registrant effective January 12, 1995 (incorporated by reference to Exhibit 4(A)(2) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994, File No. 0-15502).

         4.4      Excerpts from By-laws of Registrant, as amended
                  (incorporated by reference to Exhibit 4(B) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-15502).

         4.5 Specimen Common Stock certificate (incorporated by reference to Exhibit 4(C)(1) to the Registrant's Annual Report on Form 10-K for the year ended
                  December 31, 1992, File No. 0-15502).

         4.6 Indenture, dated as of October 4, 1996, between the Registrant and The Chase Manhattan Bank, as trustee (incorporated by reference to Exhibit 4 to the Registrant's Current Report on Form 8-K, dated October 10, 1996, File No. 0-15502).

           5      Opinion of William F. Sorin

          10 Registration Rights Agreement, dated as of October 4, 1996, between the Registrant and Lehman Brothers Inc., as initial purchaser (incorporated by reference to Exhibit 10 to the Registrant's Current Report on Form 8-K, dated October 10, 1996, File No. 0-15502).

          12 Statement regarding computation of ratio of earnings to fixed charges

        23.1      Consent of William F. Sorin (included as part of
                  Exhibit 5 hereto)

        23.2      Consent of Deloitte & Touche LLP

          24      Powers of Attorney (included on signature pages)

          25 Statement of Eligibility and Qualification of The Chase Manhattan Bank on Form T-1


Item 17.  Undertakings.

   (a) The undersigned registrant hereby undertakes:

   (1) to file, during any period in which offers or sales are being made hereunder, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (i) The undersigned registrant hereby undertakes that:

     (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

     (2) for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Woodbury, State of New York, on December 19, 1996.

                               COMVERSE TECHNOLOGY, INC.

                               By:  /s/ Kobi Alexander
                                   --------------------
                                   Kobi Alexander
                                   President, Chairman of the Board and
                                   Chief Executive Officer


                           POWER OF ATTORNEY

     We, the undersigned directors and officers of Comverse Technology, Inc., do hereby constitute and appoint Kobi Alexander and William F. Sorin, and each of them, our true and lawful attorneys and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


            Signature                   Title               Date

/s/ Kobi Alexander            President, Chairman       December 19, 1996
---------------------         of the Board and
  Kobi Alexander              Chief Executive Officer;
                              Director

/s/ Igal Nissim               Chief Financial Officer   December 19, 1996
---------------------         (principal financial
  Igal Nissim                 and accounting officer)

/s/ Zvi Alexander                    Director            December 19, 1996
---------------------
   Zvi Alexander

/s/ John H. Friedman                 Director            December 19, 1996
---------------------
  John H. Friedman

/s/ Sam Oolie                        Director            December 19, 1996
---------------------
   Sam Oolie

/s/ William F. Sorin                 Director            December 19, 1996
---------------------
  William F. Sorin

/s/ Yechiam Yemini                   Director            December 19, 1996
---------------------
  Yechiam Yemini

                           INDEX TO EXHIBITS

      Exhibit No.           Description of Exhibit
      -----------           ----------------------

         4.1      Excerpts from Certificate of Incorporation of
                  Registrant (incorporated by reference to Exhibit 4(A) to the Registrant's Registration Statement on Form S-1, Registration No. 33-9147).

         4.2 Excerpts from Certificate of Amendment of Certificate of Incorporation of Registrant effective February 26, 1993 (incorporated by reference to Exhibit 4(A)(1) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-15502).

         4.3 Excerpts from Certificate of Amendment of Certificate of Incorporation of Registrant effective January 12, 1995 (incorporated by reference to Exhibit 4(A)(2) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994, File No. 0-15502).

         4.4      Excerpts from By-laws of Registrant, as amended
                  (incorporated by reference to Exhibit 4(B) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-15502).

         4.5 Specimen Common Stock certificate (incorporated by reference to Exhibit 4(C)(1) to the Registrant's Annual Report on Form 10-K for the year ended
                  December 31, 1992, File No. 0-15502).

         4.6 Indenture, dated as of October 4, 1996, between the Registrant and The Chase Manhattan Bank, as trustee (incorporated by reference to Exhibit 4 to the Registrant's Current Report on Form 8-K, dated October 10, 1996, File No. 0-15502).

           5      Opinion of William F. Sorin

          10 Registration Rights Agreement, dated as of October 4, 1996, between the Registrant and Lehman Brothers Inc., as initial purchaser (incorporated by reference to Exhibit 10 to the Registrant's Current Report on Form 8-K, dated October 10, 1996, File No. 0-15502).

          12 Statement regarding computation of ratio of earnings to fixed charges

        23.1      Consent of William F. Sorin (included as part of
                  Exhibit 5 hereto)

        23.2      Consent of Deloitte & Touche LLP

          24      Powers of Attorney (included on signature pages)

          25 Statement of Eligibility and Qualification of The Chase Manhattan Bank on Form T-1

                                                             EXHIBIT 5




                           William F. Sorin
                            823 Park Avenue
                          New York, NY 10021



December 19, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549-1004


Re:  COMVERSE TECHNOLOGY, INC.


Gentlemen:

The undersigned has acted as legal counsel to Comverse Technology, Inc., a New York corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Comverse with the Securities and Exchange Commission on the date hereof and relating to an aggregate of $41,450,000 aggregate principal amount of the 5 3/4% Convertible Subordinated Debentures due 2006 of Comverse Technology, Inc. (the "Debentures"), initially convertible into 906,010 Shares of Common Stock, $.10 par value (the "Subject Shares") of the Company's Common Stock, par value $.10 per share, to be offered for resale by the Selling Holders identified therein.

In the capacity of legal counsel to the Company, the undersigned has examined originals or copies, certified or otherwise identified to the satisfaction of the undersigned, of such documents, corporate records and other instruments as the undersigned has deemed necessary for the purpose of rendering this opinion. In the course of such examinations, the undersigned has assumed the genuineness of all documents submitted as originals and the conformity to originals and certified documents of all copies submitted as conformed copies.

Based upon and subject to the foregoing, and assuming that the Registration Statement becomes and remains effective and that applicable state securities laws are complied with, the undersigned is of the opinion that the Debentures and the Subject Shares have been, and upon the resale thereof by the Selling Shareholder named in the Prospectus included in the Registration Statement will be, validly issued, fully paid and nonassessable.

The undersigned hereby consents to the filing of this opinion as
Exhibit 5 to the Registration Statement and the reference to the undersigned under the caption "Legal Matters" in the Prospectus contained therein.


Very truly yours,


/s/William F. Sorin
-------------------
William F. Sorin

                                                            EXHIBIT 12




STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES





                                                                  Nine months
                                                                     ended
                                    Year Ended December 31,      September 30,

              1991      1992       1993        1994        1995        1996
              ----      ----       ----        ----        ----        ----
Earnings
before
income
taxes      $ 2,775   $ 6,859   $ 14,486    $ 13,881     $19,107    $ 21,881
           =======   =======    ========    ========    =======    ========

Fixed
 charges:
  Interest $   421   $   334   $    498    $  3,346     $ 3,347    $  2,363

  Interest
   factor
    of rent
     expense   310       421        663         854       1,005         803
               ---       ---        ---         ---       -----         ---

Total
 fixed     $   731   $   755   $   1,131   $   4,400    $  4,352   $  3,166
           =======   =======   =========   =========    ========   ========

Earnings
 before
  fixed
   charges $ 3,506   $ 7,614   $ 15,617    $ 18,081     $23,459    $ 25,047
           =======   =======   ========    ========     =======    ========

Ratio of
 earnings
  to fixed
   charges     4.8x     10.1x     13.8x         4.3x        5.4x       7.9x
               ====     =====     =====         ====        ====       ====

                                                          EXHIBIT 23.2



                     INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Comverse Technology, Inc. on Form S-3 of our report dated March 1, 1996, appearing in the Annual Report on Form 10-K of Comverse Technology, Inc. for the year ended December 31, 1995, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

New York, New York
December 19, 1996

                                                            EXHIBIT 25

---------------------------------------------------------------------

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                       -------------------------

                               FORM T-1

                       STATEMENT OF ELIGIBILITY
               UNDER THE TRUST INDENTURE ACT OF 1939 OF
              A CORPORATION DESIGNATED TO ACT AS TRUSTEE
              -------------------------------------------
          CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF
           A TRUSTEE PURSUANT TO SECTION 305(b)(2) ________
               ----------------------------------------

                       THE CHASE MANHATTAN BANK
         (Exact name of trustee as specified in its charter)

New York                                                    13-4994650
(State of incorporation                               (I.R.S. employer
if not a national bank)                            identification No.)

270 Park Avenue
New York, New York                                               10017
(Address of principal executive offices)                    (Zip Code)

                          William H. McDavid
                            General Counsel
                            270 Park Avenue
                       New York, New York 10017
                          Tel: (212) 270-2611
       (Name, address and telephone number of agent for service)
             ---------------------------------------------
                       Comverse Technology, Inc.
         (Exact name of obligor as specified in its charter)

New York                                                   13-3238402
(State or other jurisdiction of                      (I.R.S. employer
incorporation or organization)                    identification No.)

170 Crossways Park Drive
Woodbury, New York                                              11797
(Address of principal executive offices)                   (Zip Code)

            ----------------------------------------------
                            Debt Securities
                  (Title of the indenture securities)
            ----------------------------------------------

---------------------------------------------------------------------

GENERAL

Item 1.  General Information.

     Furnish the following information as to the trustee:

     (a) Name and address of each examining or supervising authority to which it is subject. New York State Banking Department, State

         House, Albany, New York 12110. Board of Governors of the Federal

         Reserve System, Washington, D.C., 20551 Federal Reserve Bank of New

         York, District No. 2, 33 Liberty Street, New York, N.Y. Federal

         Deposit Insurance Corporation, Washington, D.C., 20429.


     (b) Whether it is authorized to exercise corporate trust powers.

          Yes.


Item 2.  Affiliations with the Obligor.

     If the obligor is an affiliate of the trustee, describe each such affiliation.

     None.


Item 16.  List of Exhibits

     List below all exhibits filed as a part of this Statement of Eligibility.

     1. A copy of the Articles of Association of the Trustee as now in effect, including the Organization Certificate and the Certificates of Amendment dated February 17, 1969, August 31, 1977, December 31, 1980, September 9, 1982, February 28, 1985, December 2, 1991 and July 10, 1996 (see Exhibit 1 to Form T-1 filed in connection with Registration Statement No. 333-06249, which is incorporated by reference).

     2. A copy of the Certificate of Authority of the Trustee to Commence Business (see Exhibit 2 to Form T-1 filed in connection with Registration Statement No. 33-50010, which is incorporated by reference. On July 14, 1996, in connection with the merger of Chemical Bank and The Chase Manhattan Bank (National Association), Chemical Bank, the surviving corporation, was renamed The Chase Manhattan
Bank).

     3. None, authorization to exercise corporate trust powers being contained in the documents identified above as Exhibits 1 and 2.

     4. A copy of the existing By-Laws of the Trustee (see Exhibit 4 to Form T-1 filed in connection with Registration Statement No.
333-06249, which is incorporated by reference).

     5. Not applicable.

     6. The consent of the Trustee required by Section 321(b) of the Act (see Exhibit 6 to Form T-1 filed in connection with Registration Statement No. 33-50010, which is incorporated by reference. On July 14, 1996, in connection with the merger of Chemical Bank and The Chase Manhattan Bank (National Association), Chemical Bank, the surviving corporation, was renamed The Chase Manhattan Bank).

     7. A copy of the latest report of condition of the Trustee, published pursuant to law or the requirements of its supervising or examining authority. (On July 14, 1996, in connection with the merger of Chemical Bank and The Chase Manhattan Bank (National Association), Chemical Bank, the surviving corporation, was renamed The Chase Manhattan Bank).

     8. Not applicable.

     9. Not applicable.


                              SIGNATURE

     Pursuant to the requirements of the Trust Indenture Act of 1939 the Trustee, The Chase Manhattan Bank, a corporation organized and existing under the laws of the State of New York, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of New York and State of New York, on the 20th day of November, 1996.

                                       THE CHASE MANHATTAN BANK

                                       By /s/Sheik Wiltshire
                                         -------------------------
                                         Sheik Wiltshire
                                         Second Vice President

                         Exhibit 7 to Form T-1


                           Bank Call Notice

                        RESERVE DISTRICT NO. 2
                  CONSOLIDATED REPORT OF CONDITION OF

                             Chemical Bank
             of 270 Park Avenue, New York, New York 10017
                and Foreign and Domestic Subsidiaries,
                a member of the Federal Reserve System,

              at the close of business June 30, 1996, in accordance with a call made by the Federal Reserve Bank of this District pursuant to the provisions of the Federal Reserve Act.

                                                                Dollar Amounts
                                 ASSETS                           in Millions

Cash and balances due from depository
  institutions:
    Noninterest-bearing balances and currency
    and coin.........................................              $ 4,167
    Interest-bearing balances........................                5,094
Securities:
  Held to maturity securities........................                3,367
  Available for sale securities......................               27,786
Federal funds sold and securities purchased under
  agreements to resell in domestic offices of the
  bank and of its Edge and Agreement subsidiaries,
  and in IBF's: Federal funds sold...................                7,204
  Securities purchased under agreements to resell....                  136
Loans and lease financing receivables:
  Loans and leases, net of unearned income...........   $67,215
  Less:  allowance for loan and lease losses.........     1,768
  Less: allocated transfer risk reserve..............        75
                                                        -------
  Loans and leases, net of unearned income,
    allowance, and reserve...........................               65,372
Trading assets.......................................               28,610
Premises and fixed assets (including capitalized
  leases)............................................                1,326
Other real estate owned..............................                   26
Investments in unconsolidated subsidiaries and
  associated companies...............................                   68
Customer's liability to this bank of acceptances
  outstanding........................................                  995
Intangible assets....................................                  309
Other assets.........................................                6,993
                                                                  --------
TOTAL ASSETS.........................................             $151,453
                                                                  ========

                              LIABILITIES

Deposits:
  In domestic offices................................             $46,917
  Noninterest-bearing................................   $16,711
  Interest-bearing...................................    30,206
                                                        -------
  In foreign offices, Edge and Agreement
    subsidiaries, and IBF's..........................              31,577
  Noninterest-bearing................................   $ 2,197
  Interest-bearing...................................    29,380
                                                        -------
Federal funds purchased and securities sold under
  agreements to
    repurchase in domestic offices of the bank and
      of its Edge and Agreement subsidiaries, and
      in IBF's Federal funds purchased...............             12,155
  Securities sold under agreements to repurchase.....              8,536
Demand notes issued to the U.S. Treasury.............              1,000
Trading liabilities..................................             20,914
Other borrowed money:
  With a remaining maturity of one year of less......             10,018
  With a remaining maturity of more than one year....                192
Mortgage indebtedness and obligations under
  capitalized leases.................................                 12
Bank's liability on acceptances executed and
  outstanding........................................              1,001
Subordinated notes and debentures....................              3,411
Other liabilities....................................              8,091
                                                                  ------

TOTAL LIABILITIES....................................            143,824
                                                                 -------

                            EQUITY CAPITAL

Common Stock.........................................                620
Surplus..............................................              4,664
Undivided profits and capital reserves...............              2,970
Net unrealized holding gains (losses) on
  available-for-sale securities......................               (633)
Cumulative foreign currency translation adjustments..                  8
                                                                   ------

TOTAL EQUITY CAPITAL.................................               7,629
                                                                   ------

TOTAL LIABILITIES, LIMITED-LIFE PREFERRED STOCK AND
  EQUITY CAPITAL.....................................            $151,453
                                                                 ========

I, Joseph L. Sclafani, S.V.P. & Controller of the above-named bank, do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

                                    JOSEPH L. SCLAFANI

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.



                                   WALTER V. SHIPLEY   )
                                   EDWARD D. MILLER    ) DIRECTORS

                                   THOMAS G. LABRECQU)